EXHIBIT 10.1
FIRST AMENDMENT TO
ORIGEN FINANCIAL, INC.
2003 EQUITY INCENTIVE PLAN
          This First Amendment to Origen Financial, Inc. 2003 Equity Incentive Plan (the “Amendment”) is effective as of July 18, 2005. All capitalized terms used, but not defined, in this Amendment have the same meanings as in the Origen Financial, Inc. 2003 Equity Incentive Plan (the “Plan”).
Recitals
          The Plan was approved by board of directors of Origen Financial, Inc. (the “Company”) as of September 14, 2003 and by the stockholders of the Company as of October 8, 2003.
          Pursuant to Section 13.01 of the Plan, the board of directors of the Company has adopted this Amendment to the Plan as of July 18, 2005.
Amendments
The Plan is hereby amended as follows:
1. Section 4.02 of the Plan is hereby deleted and replaced with the following:
4.02 Shares Subject to Terminated Awards. In the event that any Award at any time granted under the Plan shall be surrendered to the Company (including, without limitation, pursuant to the minimum tax withholding procedures described in Section 12.04(a)), be terminated or expire before it shall have been fully exercised, or an award of Stock Appreciation Rights is exercised for cash, then all shares formerly subject to such Award as to which such Award shall not have been exercised shall be available for any Award subsequently granted in accordance with the Plan. Shares of Common Stock subject to Options, or portions thereof, which have been surrendered in connection with the exercise of tandem Stock Appreciation Rights shall not be available for subsequent Awards under the Plan, and shares of Common Stock issued in payment of such Stock Appreciation Rights shall be charged against the number of shares of Common Stock available for the grant of Awards. Shares of Restricted Stock which are forfeited pursuant to forfeiture provisions in the Award Agreement shall be available for subsequently granted Awards only if the forfeiting Participant received no benefits of ownership (such as dividends actually paid to the Participant) other than voting rights of the forfeited shares. Any shares of Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.
2. After the date of this Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this Amendment. The Plan is hereby amended accordingly.

3. The Plan and this Amendment, together, set forth the entire agreement and understanding of the parties to them, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to their subject matter. Except as modified by this Amendment, the Plan remains unchanged and, as modified, continues in full force and effect. In the event of any conflict between the terms of the Plan and the terms of this Amendment, the terms of this Amendment shall control.